Sailesh C. Barchha
Nirvana, Chestnut Avenue
Chorleywood Hertfordshire
WD3 4HB. England

May 8, 2012

Dr. Glynn Wilson, Ph.D.
Chairman and Chief Executive Officer
TapImmune, Inc.
1551 Eastlake Avenue East
Seattle, WA 98102

Dear Dr. Wilson,

This letter serves to confirm the agreement entered into between us whereby TapImmune, Inc., a Nevada corporation ("TPIV" or the "Company") retains Sailesh C. Barchha (the "Consultant") as the Company's financial advisor (with the exception of such party as we may from time to time exclude, it is agreed that Michael Gardner and Baytree Capital are excluded) for a period of eighteen (18) months to perform business and financial consulting services for the Company. As part of its duties, the Consultant shall, on written request of the Company, provide advice and guidance in the following areas:

1. Assist the Company in long-term financial planning, and expansion;

2. Review and assist in the preparation of budgets and financial forecasts prepared by employees of the Company as requested;

3. Review internal and other financial statements prepared by employees or consultants to the Company as requested;

4. Assist management and others in the preparation of presentations;

5. Work with the Company's counsel and auditors in conjunction with the preparation of any documentation referred to above;

6. Provide advice to the Company's management concerning proposed agreements;

7. If requested by the Company, communicate, correspond and negotiate on behalf of the Company with regard to the potential acquisition or sale of other businesses and entities; and

8. If requested, evaluate the financial condition and review the financial information supplied relating to the business' entities referred to in Section 8 above.

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In addition, as part of its duties, the Consultant agrees to consult with the Company in regard to the following and may obligate the Company as to the following:

1. Although we do not engage in the practice of investor relations or public relations, we will act as your agent in that we will be allowed to interface with the Company's investor and public relations firms with regard to communications and presenting the Company to the investment community;

2. Although we do not engage in the practice of law, the Consultant will provide advice to the Company with respect to its proposed filings with the Securities and Exchange Commission; as requested.

If during the eighteen months commencing with the signing of this agreement the Company completes a re-organization, or re-capitalization, or any liquidity event occurs, the Consultant shall be issued additional shares as necessary to restore his holdings to 9.9% of the fully diluted capitalization of the Company as of the closing of the event. This anti-dilution provision is an essential part of this agreement.

The Company agrees to pay the Consultant 9.9% of the companies fully diluted capitalization in newly issued common stock upon the signing of this agreement in return for its services hereunder, which shares shall be deemed earned upon the commencement of this agreement. A registration right is granted to register any then outstanding shares at the time of an appropriate registration by The Company ("Piggy Back" Registration Rights). The Company shall pay for any expenses incurred by the Consultant pursuant to this Agreement, except that any expenses over $2,500 shall be approved by the Company in advance. An S-8 registration covering these shares shall be filed when allowed.

The Company may not terminate this Agreement for eighteen (18) months except if the Consultant willfully refuses to perform services required by this Agreement and the Company has first given the Consultant 60 days' written notice of such willful refusal and in connection with such notice, supplies the Consultant with detailed documentation concerning this willful refusal. In the event that after receipt of such notice, the Consultant willfully fails to perform the reasonable services requested, this Agreement shall expire at the expiration of such 60-day period. Notwithstanding any termination, the Consultant shall not be required to refund any shares delivered to it or fees paid to it.

Any controversy, dispute or claim arising out of or relating to this agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in New York, N.Y., (unless the parties agree in writing to a different location) before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be

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final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

As agreed upon indemnification agreement is included as Annex A.

This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the laws of the State of New York.

If the foregoing is acceptable to you, please execute a copy and return it to me.

Very truly yours,

Sailesh C. Barchha

We hereby agree to the contents of the foregoing letter agreement.

TapImmune, Inc.

Date: May 8, 2012

By: ______________________
Dr. Glynn Wilson, Ph.D., Chairman and Chief Executive Officer

ANNEX A

TapImmune, Inc.
1551 Eastlake Avenue East
Seattle, WA 98102

May 8, 2012

Sailesh C. Barchha
Nirvana. Chestnut Avenue
Chorleywood Hertfordshire
WD3 4HB. England

Gentlemen:

In connection with the engagement of Sailesh C. Barchha ("Sailesh Barchha") to advise and assist the undersigned (together with its affiliates and subsidiaries, referred to as the "Company") with the matters set forth in the Agreement, dated May 8, 2012 between the Company and Sailesh Barchha (the "Agreement"), in the event that Sailesh Barchha becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) (collectively, a "Proceeding") in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, the Company agrees to indemnify, defend and hold Sailesh Barchha harmless to the fullest extent permitted by law, from and against any losses, claims, damages, liabilities and expenses in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that such losses, claims, damages, liabilities and expenses resulted solely from the gross negligence or willful misconduct of Sailesh Barchha. In addition, in the event that Sailesh Barchha becomes involved in any capacity in any Proceeding in connection with any matter in any way relating to or referred to in the Agreement or arising out of the matters contemplated by the Agreement, the Company will reimburse Sailesh Barchha for its legal and other expenses (including the cost of any investigation and preparation) as such expenses are incurred by Sailesh Barchha in connection therewith. If such indemnification were not to be available for any reason, the Company agrees to contribute to the losses, claims, damages, liabilities and expenses involved (i) in the proportion appropriate to reflect the relative benefits received or sought to be received by the Company and its stockholders and affiliates and other constituencies, on the one hand, and Sailesh Barchha, on the other hand, in connection with the matters contemplated by the Agreement or (ii) if (but only if and to the extent) the allocation provided for in clause (i) is for any reason held unenforceable, in such proportion as is

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appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and its stockholders and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits received, or sought to be received, by the Company and its stockholders and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, in connection with the matters contemplated by the Agreement shall be deemed to be in the same proportion that the total value received or paid or contemplated to be received or paid by the Company or its stockholders or affiliates and other constituencies, as the case may be, as a result of or in connection with the matters (whether or not consummated) for which Sailesh Barchha has been retained to perform financial services bears to the fees paid to Sailesh Barchha under the Agreement; provided, that in no event shall the Company contribute less than the amount necessary to assure that Sailesh Barchha is not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by Sailesh Barchha pursuant to the Agreement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by Sailesh Barchha, on the other hand. The Company will not settle any Proceeding in respect of which indemnity may be sought hereunder, whether or not Sailesh Barchha is an actual or potential party to such Proceeding, without Sailesh Barchha's prior written consent if any admission of wrong-doing, negligence or improper activity of any kind of Sailesh Barchha is a part of such settlement. Sailesh Barchha shall not settle any action or proceeding which settlement requires the Company (or any insurance company providing coverage to the Company) to pay any sums of money or property (including issuing any securities) without the express written consent of the Company. For purposes of this Indemnification Agreement, Sailesh Barchha shall include Sailesh Barchha, any of its affiliates, each other person, if any, controlling Sailesh Barchha or any of its affiliates, their respective officers, current and former directors, employees and agents, and the successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.

The Company agrees that neither Sailesh Barchha nor any of its affiliates, officers, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either Sailesh Barchha's engagement under the Agreement or any matter referred to in the Agreement, including, without limitation, related services and activities prior to the date of the Agreement, except to the extent that it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that any losses, claims, damages, liabilities or expenses incurred by the Company resulted solely from the gross negligence or willful misconduct of Sailesh Barchha in performing the services that are the subject of the Agreement.

THIS INDEMNIFICATION AGREEMENT AND ANY CLAIM, COUNTERCLAIM OR DISPUTE OF ANY KIND OR NATURE WHATSOEVER ARISING OUT OF OR IN

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ANY WAY RELATING TO THIS AGREEMENT ("CLAIM"), DIRECTLY OR INDIRECTLY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EXCEPT AS SET FORTH BELOW, NO CLAIM MAY BE COMMENCED, PROSECUTED OR CONTINUED IN ANY COURT OTHER THAN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE ADJUDICATION OF SUCH MATTERS, AND THE COMPANY AND SAILESH C. BARCHHA CONSENT TO THE JURISDICTION OF SUCH COURTS AND PERSONAL SERVICE WITH RESPECT THERETO. THE COMPANY HEREBY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY COURT IN WHICH ANY CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT IS BROUGHT BY ANY THIRD PARTY AGAINST SAILESH C. BARCHHA OR ANY INDEMNIFIED PARTY. THE COMPANY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT. THE COMPANY AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING OR CLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT SHALL BE CONCLUSIVE AND BINDING UPON THE COMPANY AND MAY BE ENFORCED IN ANY OTHER COURTS TO THE JURISDICTION OF WHICH THE COMPANY IS OR MAY BE SUBJECT, BY SUIT UPON SUCH JUDGMENT.

Very truly yours,

Glynn Wilson, Chairman and Chief Executive Officer

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Addendum to letter agreement between Sailesh C. Barchha and TapImmune, Inc. dated May 8, 2012;

In order to induce TapImmune (the Company) to enter into the agreement of May 8 referred to above, the parties herein agree that all warrants previously issued to Sailesh C. Barchha are hereby irrevocably cancelled.

No terms of the May 8 agreement are to be in any way affected by this further agreement.

Date: May 22, 2012

By: ______________________

Sailesh C. Barchha

TapImmune, Inc.

Date: May 22, 2012

By: ______________________

Dr. Glynn Wilson, Ph.D., Chairman and Chief Executive Officer

Addendum to letter agreement between Sailesh C. Barchha and TapImmune, Inc. dated May 8, 2012;

In order to induce TapImmune (the Company) to enter into the agreement of May 8 referred to above, the parties herein agree that all warrants previously issued to Sailesh C. Barchha are hereby irrevocably cancelled.

No terms of the May 8 agreement are to be in any way affected by this further agreement.

Date: May 22, 2012

By: ______________________

Sailesh C. Barchha

TapImmune, Inc.

Date: May 22, 2012

By: ______________________

Dr. Glynn Wilson, Ph.D., Chairman and Chief Executive Officer